                                                                    EXHIBIT 12.2

                         NORTHWEST AIRLINES CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AND PREFERRED STOCK REQUIREMENTS
                              (DOLLARS IN MILLIONS)



                                                          THREE MONTHS ENDED             NINE MONTHS ENDED
                                                             SEPTEMBER 30                  SEPTEMBER 30
                                                       -------------------------     -------------------------
                                                          1996           1995           1996           1995
                                                       ----------     ----------     ----------     ----------
EARNINGS:

Income before income taxes                             $    410.6     $    367.1     $    829.5     $    537.7
Less:  Income from less than 50%
   owned investees                                            4.5            1.8           15.1            3.7
Add:
   Rent expense representative of interest         (1)       48.7           49.5          142.4          145.5
   Interest expense net of capitalized interest              62.8           95.2          190.5          292.0
   Interest of mandatorily redeemable
    preferred security holder                                 6.7             --           20.6            --
   Amortization of debt discount and expense                  3.2            3.3            9.7            9.8
   Amortization of interest capitalized                       0.7            0.8            2.0            3.0
                                                       ----------     ----------     ----------     ----------
   ADJUSTED EARNINGS                                   $    528.2     $    514.1     $  1,179.6     $    984.3
                                                       ----------     ----------     ----------     ----------
                                                       ----------     ----------     ----------     ----------

FIXED CHARGES:

Rent expense representative of interest            (1) $     48.7     $     49.5   $      142.4     $    145.5
Interest expense net of capitalized interest                 62.8           95.2          190.5          292.0
Interest of mandatorily redeemable
   preferred security holder                                  6.7             --           20.6             --
Preferred stock requirements                                 10.0           23.5           52.7           69.7
Amortization of debt discount and expense                     3.2            3.3            9.7            9.8
Capitalized interest                                          1.5            4.1            5.1           10.2
                                                       ----------     ----------     ----------     ----------

   FIXED CHARGES                                       $    132.9     $    175.6     $    421.0     $    527.2
                                                       ----------     ----------     ----------     ----------
                                                       ----------     ----------     ----------     ----------

RATIO OF EARNINGS TO FIXED CHARGES AND
   PREFERRED STOCK REQUIREMENTS                              3.97           2.93           2.80           1.87
                                                       ----------     ----------     ----------     ----------
                                                       ----------     ----------     ----------     ----------

(1) Calculated as one-third of rentals, which is considered representative of the interest factor.